DELAWARE GROUP GOVERNMENT FUND

Registration No. 811-04304
FORM N-SAR
Semiannual Period Ended January 31, 2015

SUB-ITEM 77D: Policies with respect to security investments

On November 19, 2014, the Board of Trustees of Delaware Group Government Fund (the ?Registrant?) voted to eliminate the minimum credit quality restrictions related to the Delaware Core Plus Bond, Delaware Emerging Markets Debt and Delaware Inflation Protected Bond Funds? (the ?Funds?) investment in structured products. The changes to the Funds? investment strategies are incorporated herein by reference to the supplements dated November 28, 2014 to the Registrant?s prospectus for the Fund dated November 28, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001206774-14-003433), and superseded on December 18, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001582816-14-000724).
WS: MFG_Philadelphia: 890126: v1

WS: MFG_Philadelphia: 865303: v1